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                                                                    EXHIBIT 99.1

                           BANKERS TRUST CORPORATION
               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

                                 (in millions)

The following Unaudited Pro Forma Condensed Statement of Income for the year ended December 31, 1999 give effect to Bankers Trust Corporation's ("BT" or the "Corporation") sale of its wholly-owned subsidiary Bankers Trust Australia Limited ("BTAL") to the Principal Financial Group for a price of approximately $1.4 billion. In addition, the following Unaudited Pro Forma Condensed Statement of Income for the year ended December 31, 1999 give effect to the Corporation's transfer on June 5, 1999 of its wholly-owned subsidiary BT Alex. Brown Incorporated ("BTAB") and substantially all of its interest in Bankers Trust International PLC ("BTI") to Deutsche Bank Securities Inc. and Deutsche Holdings
(BTI) Ltd., respectively, which are wholly-owned subsidiaries of Deutsche Bank
AG.

      The pro forma information is based on the historical consolidated financial statements of BT after giving effect to the pro forma adjustments described in the Notes to the Unaudited Pro Forma Condensed Financial Statements. The pro forma financial data are not necessarily indicative of the results that actually would have occurred had the sale of BTAL and transfer of BTAB and BTI been consummated on the dates indicated or that may be obtained in the future.


89 Bankers Trust Corporation and its Subsidiaries

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                           BANKERS TRUST CORPORATION
               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME

                                 (in millions)

                                                           For the Year Ended December 31, 1999
                                                  -----------------------------------------------------
                                                       BT         BTAB, BTI     Pro Forma
                                                  Consolidated    and BTAL**   Adjustments    Pro Forma
-------------------------------------------------------------------------------------------------------
Not Interest Revenue                                                  (a)          (b)           (c)
  Interest revenue                                   $ 4,419       $(1,316)      $   576       $ 3,679
  Interest expense                                     3,612          (774)          253         3,091
-------------------------------------------------------------------------------------------------------
Net Interest Revenue                                     807          (542)          323           588
  Provision for credit losses--loans                     (58)           26            --           (32)
-------------------------------------------------------------------------------------------------------
Net Interest Revenue After Provision for
  Credit Losses--Loans                                   865          (568)          323           620
-------------------------------------------------------------------------------------------------------
Noninterest Revenue
  Trading                                                 42           260            (2)          300
  Fiduciary and funds management                       1,017          (178)           --           839
  Corporate finance fees                                 542          (304)           --           238
  Other fees and commissions                             538          (186)           --           352
  Net revenue from equity investments                    356            --            --           356
  Securities available for sale gains (losses)           (89)          108            --            19
  Insurance premiums                                      86            --            --            86
  Other                                                1,008           107           212         1,327
-------------------------------------------------------------------------------------------------------
Total noninterest revenue                              3,500          (193)          210         3,517
-------------------------------------------------------------------------------------------------------
Noninterest Expenses
  Salaries and commissions                             1,039          (310)           --           729
  Incentive compensation and employee benefits*        2,189          (919)           --         1,270
  Agency and other professional service fees             430           (54)           54           430
  Communication and data services                        206           (53)           --           153
  Occupancy, net                                         198           (35)           --           163
  Furniture and equipment                                221           (33)           --           188
  Travel and entertainment                               114           (48)           --            66
  Provision for policyholder benefits                    114            --            --           114
  Other                                                  636          (153)          412           895
  Restructuring and other related activities             633            --            --           633
-------------------------------------------------------------------------------------------------------
Total noninterest expenses                             5,780        (1,605)          466         4,641
-------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                     (1,415)          844            67          (504)
Income taxes                                             188                                       456
------------------------------------------------------------                                   --------
Net Loss                                             $(1,603)                                  $  (960)
============================================================                                   ========

* Includes charges of approximately $1.1 billion in change-in-control related costs.

**Includes results of operations of BTAB and BTI through the transfer date, June
      5, 1999 and includes results of operations of BTAL through the sale date, August 31, 1999.

See Notes to Unaudited Pro Forma Condensed Financial Statements.


                               Bankers Trust Corporation and its Subsidiaries 90

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                           BANKERS TRUST CORPORATION
          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

(a) Amounts represent the elimination of BTAB's, BTI's and BTAL's third-party amounts from BT's historical consolidated financial statements.

(b) Adjustments to record BTAB, BTI and BTAL intercompany amounts as third-party revenue or expense, as applicable. Intercompany amounts were eliminated in BT's historical consolidated financial statements.

(c)   Pro forma amounts reflect the gain on the sale of BTAL.


91 Bankers Trust Corporation and its Subsidiaries